CATALINA LIGHTING, INC. AND SUBSIDIARIES

                                   EXHIBIT 11
          SCHEDULE OF COMPUTATION OF DILUTED EARNINGS (LOSS) PER SHARE
                      (In thousands, except per share data)
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
                                                             Three Months Ended              Six Months Ended
                                                                  March 31,                      March 31,
                                                          -----------------------         -----------------------
                                                            2001            2000            2001           2000
                                                          -------         -------         -------         -------
Net income (loss) for diluted earnings per share          $(3,368)        $   752         $(5,267)        $ 1,289

Interest on convertible subordinated notes, net of
  income taxes                                                 --              90              --             186
                                                          -------         -------         -------         -------
Net income (loss) for diluted earnings per share          $(3,368)        $   842         $(5,267)        $ 1,475
                                                          =======         =======         =======         =======


Weighted average number of common shares
   outstanding for the period                               8,000           7,460           8,000           7,426

Weighted average number of shares repurchased
   for the period                                            (642)           (529)           (642)           (464)

Shares issuable upon conversion of convertible
   subordinated notes                                          --           1,083              --           1,115

Common equivalent shares determined
   using the "Treasury Stock" method

   representing shares issuable upon exercise
   of stock options and warrants and shares
   issuable under contractual agreements                       --             747              --             753
                                                          -------         -------         -------         -------

Weighted average number of shares
  used in calculation of diluted earnings
  per share                                                 7,358           8,761           7,358           8,830
                                                          =======         =======         =======         =======

Diluted earnings (loss) per share                         $ (0.46)        $  0.10         $ (0.72)        $  0.17
                                                          =======         =======         =======         =======
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